SEPARATION AND GENERAL RELEASE AGREEMENT

THIS SEPARATION AND GENERAL RELEASE AGREEMENT (the “Agreement”) is made as of this 28th day of September, 2018, by ECO-STIM ENERGY SOLUTIONS, INC., a Nevada corporation (the “Company”), and J. CHRISTOPHER BOSWELL (the “Executive”).

WHEREAS, the Executive serves as the President and Chief Executive Officer of the Company pursuant to that certain Employment Agreement, effective as of April 1, 2017, by and between the Company and the Executive (the “Employment Agreement”), and as a member of the Company’s Board of Directors (the “Board”); and

WHEREAS, the Company and the Executive have mutually agreed to terminate the Executive’s employment relationship under the terms and conditions set forth exclusively in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, representations and warranties set forth herein, and for other good and valuable consideration, the Executive and the Company agree as follows:

1. Cessation of Employment Relationship.

(a) The Executive’s employment with the Company and its affiliates will cease, and the Executive will cease to serve as the President and Chief Executive Officer of the Company, effective as of the close of business on September 28, 2018 (the “Termination Date”). Up through and including the Termination Date, the Executive shall continue to receive the compensation and benefits set forth in the Employment Agreement. The Termination Date will be the termination date of the Executive’s employment for purposes of active participation in and coverage under all employee benefit plans and programs sponsored by or through the Company. Terms used but not defined herein shall have the meaning ascribed to such terms in the Employment Agreement.

(b) Effective as of the Termination Date, the Executive hereby resigns from all positions he then holds as an employee, officer or other service provider to the Company and any of its subsidiaries and affiliates, including, without limitation, resignation from the Board, and as President and Chief Executive Officer of the Company, as well as from any positions, officer and directorships on the Company’s and its subsidiaries’ and affiliates’ foundations, benefit plans and programs. From and after the date of this Agreement, the Executive shall take any action that the Company or any of its subsidiaries or affiliates may reasonably request in order to confirm or evidence such resignation. The Executive shall not hold himself out as a representative of the Company or any of its subsidiaries or affiliates, or use any powers relative to the Company or any of its subsidiaries or affiliates; all such powers shall terminate on the Termination Date.

2. Final Pay/Other Obligations.

(a) In connection with the termination of the Executive’s employment with the Company, the Company shall pay or provide to the Executive (1) any earned but unpaid Base Salary as of the Termination Date, (2) any vested or accrued benefits under any other plan, program, policy, practice, contract or agreement of the Company in accordance with their terms including but not limited to the unpaid portion of the 2017 incentive bonus award approved by the Company’s compensation committee ($91,875 as of September 28, 2018) (the “2017 Remaining Bonus Amount”), and (3) expenses incurred but not yet reimbursed as of the Termination Date (collectively, the “Accrued Benefits”), which amounts (other than the 2017 Remaining Bonus Amount) shall be payable in a single lump sum within thirty (30) days (or any shorter period prescribed by law) following the Termination Date. The 2017 Remaining Bonus Amount shall be payable in equal installments in accordance with the Company’s normal payroll practices over a period of four (4) months, commencing on the Company’s first regularly scheduled payroll date following the expiration of the revocation period set forth in Section 2(d) below. Except as expressly set forth in this Agreement, all unvested benefits shall terminate or forfeit as of the Termination Date in accordance with the terms of the applicable plan or program. For avoidance of doubt, the Executive shall not be eligible for an annual bonus with respect to calendar year 2018, whether pursuant to Section 3(b) of the Employment Agreement or otherwise.

(b) Subject to the Executive’s continued compliance with this Agreement and the Continuing Obligations (as defined in Section 3 hereof), and subject to Section 9 below, (i) the Company shall pay or provide to the Executive an amount equal to $262,500, payable in equal installments in accordance with the Company’s normal payroll practices over a period of twelve (12) months, commencing on the Company’s first regularly scheduled payroll date following the expiration of the revocation period set forth in Section 2(d) below (the “Cash Consideration”), (ii) subject to the Executive timely electing medical benefit continuation pursuant to the COBRA, payment (or reimbursement of) the cost of medical benefit continuation (on the same basis and at the same cost as such benefits are currently provided to executives of the Company) for the Executive and any covered dependents for up to twelve (12) months or until the Executive and/or his covered dependents are eligible for another company’s group health insurance, whichever is sooner; and provided, further, that if the Company determines in good faith that its payment of such cost will result in the imposition of excise taxes or penalties on the Company and/or the insurance carrier with respect to such medical benefits, then the Company shall not pay (or reimburse) such cost and the Company shall provide an economically equivalent benefit or payment, to the extent that such benefit or payment is consistent with applicable law and will not result in the imposition of such excise taxes or penalties (the “COBRA Assistance”), and (iii) (A) any and all outstanding unvested stock options, or other equity or equity-based incentives with time-based vesting terms, held by the Executive shall vest, effective as of the Termination Date (but 200,000 “Phantom Shares” held by Executive that are subject to vesting only on a “Change of Control” shall not vest, and shall therefore be forfeited as of the Termination Date), and (B) Executive shall be entitled to exercise rights with respect to all vested stock options held by Executive as if Executive’s termination of employment contemplated hereunder was an “Involuntary Termination” as such term is used in the applicable award agreement for such stock options (the “Accelerated Vesting” or, collectively with the payments and benefits set forth in clauses (i)-(iii), the “Severance Benefits”). The Executive covenants and agrees that if he becomes eligible for coverage under another company’s group health insurance while receiving the COBRA Assistance, he shall provide written notice to the Company within ten (10) business days of such eligibility. In the event the Company determines that the Executive has breached this Agreement or the Continuing Obligations in any respect, then, in addition to any of the Company’s other rights and remedies at law or in equity, the Company shall have the right to cease providing the Severance Benefits and promptly upon demand from the Company, the Executive shall return any Severance Benefits previously received (including, without limitation, forfeiture of any stock options or other equity or equity-based incentives held by the Executive that vested pursuant to the Accelerated Vesting), without payment of consideration therefor; the return (or forfeiture, as applicable) of such previously paid Severance Benefits shall not be deemed an election of remedies precluding the further exercise of remedies. Notwithstanding the foregoing, the Company’s aggregate payment obligation with respect to the Cash Consideration shall be limited to $10,000 (and all Cash Consideration in excess of $10,000 and all other Severance Benefits shall become null and void) if the waiver contemplated in Section 2(c) below with respect to ADEA Claims (as defined below) does not become effective on the eighth day after the date of this Agreement, and such $10,000 shall be payable, subject to applicable withholding taxes, within 60 days after the date of this Agreement.

(c) Release. In consideration for the Severance Benefits, the Executive, for himself, his spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other individuals and entities claiming through the Executive, if any (collectively, the “Executive Releasers”), does hereby release, waive, and forever discharge the Company, Fir Tree Partners Inc., Fir Tree Inc., Fir Tree Capital Management LP, Fir Tree Capital Opportunity Master Fund, LP, Fir Tree Capital Opportunity Master Fund III, LP, FT SOF IV Holdings, LLC, FT SOF VIII Holdings, LLC, each of their respective subsidiaries and affiliates, and each of their respective investment managers, investment advisors, general and limited partners, and the respective agents, subsidiaries, parents, affiliates, related organizations, employees, officers, directors, members, attorneys, successors, predecessors, and assigns of the foregoing (individually and in their official capacities) (collectively, the “Company Releasees”) and fully waives any obligations of the Company Releasees to the Executive Releasers for any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Executive Releasers in consequence of, arising out of, or in any way relating to: (a) the Executive’s employment with the Company; (b) the termination of the Executive’s employment with the Company; (c) the Employment Agreement; (d) salary, bonuses, commissions, equity or equity-based interests or other ownership interests in the Company; or (e) any events occurring on or prior to the date of this Agreement, except as expressly set forth herein. The foregoing release and discharge, waiver and the following covenant not to sue includes, but is not limited to, all waivable claims and obligations or causes of action arising from such claims, under common law, including wrongful or retaliatory discharge, breach of contract, express or implied, (other than claims for unpaid Severance Benefits pursuant to Section 2(a) of this Agreement), including any claim for breach of any implied covenant of good faith and fair dealing, constructive discharge, discrimination, harassment, fraud, physical or personal injury, and any claims or actions arising in tort including libel, slander, defamation or infliction of emotional distress, and claims under any federal, state or local statute including without limitation the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Occupational Safety and Health Act, Chapters 21 and 451 of the Texas Labor Code, the Texas Occupational Health and Safety Law, the Texas Juror Protection Law, the Texas Military Discrimination and Leave Law, and the Texas Hazard Communication Act, any other wage payment and collection, equal pay or other similar laws, acts and statutes of the State of Texas, and any and all other discrimination or employment laws of any federal, state, or local government and/or any claims under any express or implied contract which Executive Releasers may claim ever existed with Company Releasees. Each Company Releasee shall be an express, intended third-party beneficiary of this Agreement.

Excluded from this the general release of claims in this Section 2(c) are: (i) any claims which cannot be waived by applicable law, including but not limited to the right to participate in an investigation conducted by certain government agencies, claims for workers’ compensation benefits, and claims for unemployment insurance; (ii) any right to indemnification pursuant to Section 10 of the Employment Agreement; (iii) claims to vested benefits under any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended; (iv) the right to receive the Severance Benefits; (v) the right to continuation of group insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act, or (vi) any rights or claims that are based on events occurring after the date on which the Executive signs this Agreement.

(d) Time to Consider and Revoke Release. This Agreement shall be effective as of the date of the Executive’s execution of this Agreement, subject to the Executive’s revocation rights with respect to ADEA Claims only, as set forth below. In accordance with the OWBPA and ADEA, the Executive understands and acknowledges that the Executive has been given at least twenty-one (21) days to consider and execute this Agreement, and in the event the Executive executes this Agreement before expiration of such twenty-one (21) day period, Executive agrees that he is waiving the remainder of such period. The Executive has seven (7) days after he signs this Agreement to revoke it (the “Revocation Period”) with respect to claims of any kind under the ADEA and OWBPA only (together, “ADEA Claims”). In the event that the Executive fails to return to the Company within twenty-one (21) days after presentation for consideration, in the manner set forth in Section 18 below, an executed copy of this Agreement, this Agreement shall not become effective and shall be null and void and the Executive shall not be entitled to receive the Severance Benefits. In the event the Executive revokes this Agreement by delivering a written revocation of this Agreement to the Company in the manner set forth in Section 18 below within the Revocation Period, this Agreement shall remain in effect for all purposes other than with respect to ADEA Claims, except that the total value of any Cash Consideration the Executive may receive shall be limited to an aggregate amount of $10,000, and the Executive shall not receive any other Severance Benefits.

(e) No Other Compensation or Benefits. The Executive acknowledges and agrees that, except as expressly provided in this Agreement or as otherwise required by applicable law, the Executive will not receive any additional compensation, severance or other benefits of any kind as an employee of the Company or any of its affiliates following the Termination Date (including, without limitation, wages, salary, bonuses, commission, vacation pay, perquisites, benefits or any other payments, equity or interests under any other prior agreement (whether written or unwritten) between the Company or any of its subsidiaries or affiliates and the Executive (including, without limitation, the Employment Agreement).

(f) Mitigation. The Executive shall notify the Company in writing within ten (10) days after becoming employed on or prior to the first anniversary of this Agreement, which notice shall identify by name the employer. Immediately upon the occurrence of such employment or service, the remaining Cash Consideration shall be reduced, on a monthly basis, by any compensation received from such employer (taking into account any bonus or other non-hourly/salary payments to Executive within the first year of such employment). The reduction in Cash Consideration shall not terminate, diminish or otherwise affect the other provisions of this Agreement which are for the benefit of the Company Releasees, including without limitation the covenants, releases and rights contained herein.

3. Restrictive Covenants; Survival.

(a) The Executive hereby (i) reaffirms the rights and obligations set forth in Section 7 (Non-Competition, Non-Solicitation, and Confidentiality) of the Employment Agreement (collectively with the Executive’s obligations pursuant to Section 3(b) hereof, the “Continuing Obligations”); however, should the Company cease to conduct business in either it’s U.S. market or its Argentina market, as applicable, the Non-Competition obligation described in Section 7 shall be waived by the Company with respect to the market in which the Company has ceased to conduct business upon the Company’s cessation of business in such market, and (ii) understands, acknowledges and agrees that the Continuing Obligations (as amended herein) will survive the termination of Executive’s employment with the Company and remain in full force and effect (except as referenced above) in accordance with all of the terms and conditions hereof and thereof.

(b) Without limitation of Section 3(a) hereof, from and after the date of this Agreement, the Executive hereby agrees not to make negative comments about or otherwise disparage any of the Company Releasees or any of their products or services, in any medium to any person without limitation in time. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(c) 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that—(a) is made—(i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely of the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement or the Continuing Obligations is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the Executive has the right to disclose in confidence trade secrets to federal, state and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Executive also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. In addition, the Executive understands that nothing in this Agreement or the Continuing Obligations limits his ability to file a chart or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). The Executive further understands that neither this Agreement nor the Continuing Obligations limits his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Neither this Agreement nor the Continuing Obligations limits his right to receive an award for information provided to any Government Agencies.

(d) Additional Acknowledgments. The Executive acknowledges that the restrictions contained in this Section 3 do not preclude the Executive from earning a livelihood, nor do they unreasonably impose limitations on his ability to earn a living. The Executive acknowledges and agrees that the potential harm to the Company of the non-enforcement of this Section 3 outweighs any potential harm to him of its enforcement by injunction or otherwise. The Executive acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon him by this Agreement and are in full accord as to their necessity for the reasonable and proper protection of the Company’s Confidential Information now existing or to be developed in the future.

4. Return of Company Property. On the Termination Date, the Executive agrees to return to the Company all Company and subsidiary documents (and all copies thereof) and other Company property that the Executive has or has had in his possession at any time, including, without limitation, Company and subsidiary files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, parking passes, identification badges and keys, and any materials of any kind that contain or embody any proprietary, Confidential Information, and all reproductions thereof.

5. Cooperation. The Executive agree that following the Executive’s execution of this Agreement, at the Company’s request, the Executive shall provide reasonable assistance and advise the Company in any investigation which may be performed by the Company or any governmental agency and any litigation in which the Company may become involved. Such assistance shall include the Executive making himself reasonably available for interviews by the Company or its counsel, deposition and/or court appearances at the Company’s request.

6. Reformation; Enforcement. If, at the time of enforcement of Section 3 hereof, a court of competent jurisdiction in any state determines that any restriction in Section 3 hereof is excessive in duration or scope, or is unreasonable or unenforceable under applicable law, it is the intention of the parties hereto that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of such state; provided, that this Agreement shall remain enforceable in accordance with its terms in each and every other jurisdiction in which it is applicable. The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 3 hereof would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond or other security or having to prove actual damages, will be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages.

7. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Texas (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply). The Company and the Executive irrevocably consent to the non-exclusive jurisdiction of the federal and state courts in Harris County, Texas for the resolution of any disputes arising under or respect to this Agreement, and each of the Company and the Executive agrees to waive and does hereby waive any defenses and/or arguments based upon improper venue and/or lack of personal jurisdiction. The Executive and the Company hereby waive their respective rights to trial by jury in any action concerning this Agreement or the Continuing Obligations any and all matters arising directly or indirectly out of this Agreement or the Continuing Obligations. Notwithstanding anything herein to the contrary, a Company Releasee may seek to enforce this Agreement in the federal or state courts located in New York County, New York, and the Executive hereby agrees to the jurisdiction of such courts and further agrees to waive any defenses and/or arguments based upon improper venue and/or lack of personal jurisdiction with respect to such courts. The Executive represents that the Executive has consulted with counsel of the Executive’s choice or have chosen voluntarily not to do so specifically with respect to this jury trial waiver.

8. Notices. All notices and other communications hereunder shall be in writing and shall be delivered to the other party by email or fax to the email address or fax number set forth below or by Fedex or any other nationally recognized overnight courier service addressed as follows:

If to the Executive:

At the most recent address on file with the Company.

If to the Company:

Eco-Stim Energy Solutions, Inc.

2930 West Sam Houston Pkwy. South, Ste. 275

Houston, TX 77043

Attn: General Counsel

With copies (which shall not constitute notice to the Company) to:

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Attention: Steven E. Siesser, Esq.

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications hereunder shall be effective, and the notice shall be deemed to be delivered, on the date it is sent if by email and/or fax and the date it is actually received by the other party if sent by Fedex or any other nationally recognized overnight courier service.

9. Tax Matters.

(a) The Company may withhold from any and all amounts payable under this Agreement such federal, state, or local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b) The intent of the parties is that all payments, compensation and benefits contemplated hereunder that are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) will be paid or provided in compliance with, or will be exempt from, all applicable requirements of Code Section 409A or an exemption therefrom, and the provisions of this Agreement shall be construed and administered in accordance with and to implement such intent. In no event shall the Company or any of its subsidiaries or affiliates be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A. For purposes of Code Section 409A, the Executive’s right to receive any installment payment pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. In no event shall the timing of the Executive’s execution of this Agreement, directly or indirectly, result in the Executive designating the calendar year of payment. Notwithstanding anything in this Agreement to the contrary, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then no payment that is considered non-qualified deferred compensation under Code Section 409A and payable on account of a “separation from service” shall be made or provided before the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 9(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

10. Severability. Subject to Section 6, the provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable. The failure of the Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of the Company’s right to seek enforcement of such provision in the future.

11. Entire Agreement. Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement between the Executive and the Company with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof, whether written or unwritten (including, for the avoidance of doubt, the Employment Agreement). This Agreement will bind the heirs, personal representatives, successors and assigns of the Executive and the Company and inure to the benefit of the Executive, the Company, and the Executive’s and its respective heirs, successors and assigns, provided that the Executive shall not, but the Company may, assign his or its rights or obligations hereunder without the express written consent of the other. This Agreement may be amended or modified only by a written instrument executed by the Executive and the Company.

12. Attorneys’ Fees. The Executive hereby agrees that the Company Releasees shall be entitled to recover from the Executive all attorneys’ fees and costs associated with their efforts to enforce this Agreement or the Continuing Obligations as a result of a breach of this Agreement or the Continuing Obligations by the Executive, and/or to recover damages for a breach of this Agreement or the Continuing Obligations by the Executive, and/or which are incurred by the Company Parties as a result of a breach of this Agreement or the Continuing Obligations by the Executive. Each party shall otherwise bear its own attorneys’ fees and costs fees related to the subject matter of or arising out of this Agreement or the Employment Agreement.

13. No Admission. The Executive agrees that neither this Agreement, nor the furnishing of the consideration for this Agreement, shall be deemed or construed at any time to be an admission by the Company of improper or unlawful conduct.

14. No Claims. The Executive represents and warrants that the Executive has not filed any complaint, charge, or lawsuit that is not permitted by this Agreement against the Company Releasees with any government agency or any court. The Executive waives the Executive’s right to any monetary recovery should any government agency (such as the Equal Employment Opportunity Commission) pursue any claims on the Executive’s behalf.

15. Knowing and Voluntary. The Executive represents that he has read and fully understands this Agreement, that the Severance Benefits (even if limited to $10,000 or otherwise forfeited as provided herein) constitute valuable consideration for this Agreement, that the Executive has been given a reasonable period of time to consider this Agreement and consult with legal counsel, that the Executive is not executing this Agreement in reliance on any promises or representations other than those contained in this Agreement, and that the Executive is executing this Agreement voluntarily. The Executive acknowledges that the Company has informed the Executive that the Executive should consult with an attorney before executing this Agreement.

16. Counterparts and Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, and together any counterparts shall constitute one and the same instrument. Additionally, the parties agree that electronic reproductions of signatures (i.e., scanned PDF versions of original signatures, facsimile transmissions, and the like) shall be treated as original signatures for purposes of execution of this Agreement.

17. Construction. The section or paragraph headings or titles herein are for convenience of reference only and shall not be deemed a part of this Agreement. The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed in a reasonable manner to effect the intentions of both parties hereto and not in favor or against either party.

18. Transmission of Executed Agreement and Revocation. This Agreement shall be executed by Executive no earlier than the Termination Date. This executed Agreement or any revocation thereof may be delivered by facsimile transmission or e-mail (as a .pdf, .tif or similar un-editable attachment), which transmission shall be deemed delivery of an originally executed Agreement and/or revocation.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ECO-STIM ENERGY SOLUTIONS, INC.

/s/ Christopher J. Arntzen
Name:	Christopher J. Arntzen
Title:	Vice President

EXECUTIVE

/s/ J. Christopher Boswell
Name:	J. Christopher Boswell

Signature Page to Separation and General Release Agreement